Exhibit 8.1

PETER J. WITHOFF

pwithoff@faegre.com

612.766.7518

January 7, 2008

SunFuels, Inc.

1400 W. 122nd Ave. Suite 110

Westminster, CO 80234

Re:	Registration Statement on Form S-4 – Merger of SunFuels, Inc. into Ocean Merger Sub, Inc., a Wholly Owned Subsidiary of M-Wave, Inc.

Ladies and Gentlemen:

SunFuels, Inc., a Colorado corporation (the “Company”), has requested our opinion as to certain Federal income tax aspects of a transaction pursuant to which Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of M-Wave, Inc., a Delaware corporation (“Parent”), will be merged into the Company (the “SunFuels Merger”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 26, 2007, and as amended on June 27, 2007, September 20, 2007, October 26, 2007, November 20, 2007 and December 3, 2007, by and among Parent, Merger Sub, the Company and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

The Merger Agreement provides that the unitholders of Blue Sun (other than the Company) will have the opportunity to elect to contribute their Blue Sun units to the Parent in exchange for Parent common stock (the “Blue Sun Contribution”) immediately prior to the Blue Sun Merger (as defined below). Immediately following the SunFuels Merger and the Blue Sun Contribution, the Merger Agreement provides for Blue Sun to be merged with and into the Company (the “Blue Sun Merger” and, together with the SunFuels Merger and the Blue Sun Contribution, the “Merger Transaction”).

We have acted as special tax counsel to the Company and Blue Sun in connection with the Merger Transaction. In this regard, we have examined and participated in the preparation of the section entitled “Material United States Federal Income Tax Consequences” of the Parent Registration Statement on Form S-4 (the “Registration Statement”).

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SunFuels, Inc.

January 7, 2008

For purposes of issuing this opinion, we have examined copies of the following documents:

(a)	the Merger Agreement;

(b)	the First Amendment to Agreement and Plan of Merger, executed as of June 27, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun;

(c)	the Second Amendment to Agreement and Plan of Merger, executed as of September 20, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun;

(d)	the Third Amendment to Agreement and Plan of Merger, executed as of October 26, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun;

(e)	the Fourth Amendment to Agreement and Plan of Merger, executed as of November 20, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun; and

(f)	the Fifth Amendment to Agreement and Plan of Merger, executed as of December 3, 2007, by and between the Company, the Parent, the Merger Sub, and Blue Sun.

Items (a) through (f) above collectively are referred to herein as the “Transaction Documents.”

As counsel, we also examined such other certificates, documents and records, and have made such examinations of law, as we have deemed necessary to enable us to render the opinions expressed below.

In rendering our opinion, we have assumed, with your permission, that all parties to the Transaction Documents, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents, and the Merger Transaction will be consummated at the Effective Time pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of signatories. Moreover, we have assumed that all representations and statements contained in the documents we have reviewed can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger Transaction is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

Our opinion is limited in all respects to U.S. Federal income tax law. No opinion is expressed herein with respect to the tax laws of any state, local, or foreign jurisdiction.

For purposes of rendering this opinion, we have examined such Federal income tax statutes, Treasury regulations, public tax rulings, legislative history and judicial interpretations

SunFuels, Inc.

January 7, 2008

thereof as we have deemed necessary or appropriate, all of which authority is subject to change at any time, possibly with retroactive effect. This opinion represents our best legal judgment on the matters discussed herein and is not binding on the Internal Revenue Service or any court.

Based upon the foregoing, we are of the opinion that:

The statements in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger Transaction”, insofar as such statements constitute a summary of the United States federal income tax consequences referred to therein, reflect our opinion as to such United States federal income tax consequences.

This opinion is being furnished to you in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our opinion is expressly limited to the matters set forth above and we render no opinion, by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

FAEGRE & BENSON LLP

By: /s/ Peter J. Withoff

       Peter J. Withoff